Exhibit 99.1

WEX Inc. Reports Fourth Quarter 2013 Financial Results

Acceleration in fleet and virtual card volumes drives better than expected top- and bottom-line results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 5, 2014--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended December 31, 2013.

Fourth Quarter 2013 Financial Results

Total revenue for the fourth quarter of 2013 increased 8% to $182.3 million from $169.0 million for the fourth quarter of 2012. Net income to common shareholders on a GAAP basis was $34.5 million, or $0.88 per diluted share, compared with $29.1 million, or $0.74 per diluted share, for the fourth quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2013 increased 5% to $44.1 million, or $1.13 per diluted share, from $41.8 million, or $1.07 per diluted share, for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income.

For the full year 2013, revenue increased 15% to $717.5 million from $623.2 million in 2012. Net income to common shareholders on a GAAP basis was $3.82 per diluted share in 2013 compared to $2.48 per diluted share in 2012. On a non-GAAP basis, adjusted net income increased 10% to $4.45 per diluted share from $4.06 per diluted share in 2012.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the fourth quarter of 2013, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $6.9 million on these instruments.

“I am very pleased with our performance for the quarter as we delivered better than expected top- and bottom-line growth,” said Melissa Smith, WEX’s president and chief executive officer. “We exited 2013 in a position of strength, adding approximately 700,000 new fleet cards globally, growing our virtual business spend volumes by over 20%, and broadening our international reach through customer signings."

"As we look ahead to 2014, our priorities are to position the Company for accelerated long-term growth, enhance scale across the organization, and focus on further globalizing our business by making targeted investments,” concluded Ms. Smith. “Our anticipated acquisition of ExxonMobil's Esso European card portfolio marks a major development in our global growth initiative. When completed, this will immediately provide us with a significant footprint for our fleet business in Europe.”

Fourth Quarter 2013 Performance Metrics

Where applicable, the performance metrics listed below include activity from Fleet One, acquired October 4, 2012, which positively impacted metrics for the fourth quarter of 2013.

  Average number of vehicles serviced worldwide was approximately 7.7 million, an increase of 2% from the fourth quarter of 2012.
  Total fuel transactions processed increased 4% from the fourth quarter of 2012 to 92.9 million. Payment processing transactions increased 4% to 73.0 million.
  Average expenditure per payment processing transaction decreased 3% from the fourth quarter of 2012 to $83.78.
  U.S. retail fuel price decreased 5% to $3.54 per gallon from $3.74 per gallon in the fourth quarter of 2012.
  Total corporate card purchase volume grew 32% to $3.3 billion, from $2.5 billion for the fourth quarter of 2012.

Financial Guidance and Assumptions

“We remain in excellent financial health, and our solid liquidity position enables us to continue pursuing our strategic plan for long-term growth and value creation. As we move forward into 2014, our guidance reflects our underlying organic growth as we position the Company to enter the European fleet card market and continue to globalize,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the first quarter of 2014, WEX expects revenue in the range of $168 million to $175 million and adjusted net income in the range of $39 million to $42 million, or $1.00 to $1.07 per diluted share.
  For the full year 2014, the Company expects revenue in the range of $751 million to $771 million and adjusted net income to be in the range of $184 million to $191 million, or $4.70 to $4.90 per diluted share.

First quarter 2014 guidance is based on an assumed average U.S. retail fuel price of $3.55 per gallon, and approximately 39 million shares outstanding. Full-year 2014 guidance is based on an assumed average U.S. retail fuel price of $3.49 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that first quarter 2014 fleet credit loss will range between 7 and 11 basis points, and that fleet credit loss for full year 2014 will range between 7 to 11 basis points.

Our guidance includes $10-$13 million of expenses after tax related to our potential acquisition of ExxonMobil's European commercial fuel card program.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2014, or the impact potential foreign exchange rate fluctuations may have on results. Stock compensation expense has been excluded from the adjusted net income guidance in order to make this measure more comparable to the Company’s peers. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended December 31, 2013 and 2012.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2013. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months and years ended December 31, 2013 and 2012 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 5, 2014, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.7 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company's operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, WEX Australia, Wright Express New Zealand and WEX Europe Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s domestic and international business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Revenues
Fleet payment solutions	$133,471	$128,882	$527,424	$470,591
Other payment solutions	48,812	40,116	190,039	152,560
Total revenues	182,283	168,998	717,463	623,151
Expenses
Salary and other personnel	42,328	35,879	164,521	123,380
Service fees	23,663	29,143	103,428	103,189
Provision for credit losses	6,514	7,665	20,200	22,539
Technology leasing and support	5,505	4,819	24,217	18,537
Occupancy and equipment	4,149	3,299	15,967	12,361
Advertising	2,797	2,262	11,176	10,155
Marketing	961	1,000	3,684	3,679
Postage and shipping	1,411	1,138	5,140	4,347
Communications	1,891	1,758	7,069	5,373
Depreciation, amortization and impairments	14,940	24,672	58,208	75,263
Operating interest expense	1,082	1,560	4,287	4,990
Other	5,807	6,304	22,827	17,719
Total operating expenses	111,048	119,499	440,724	401,532
Operating income	71,235	49,499	276,739	221,619
Financing interest expense	(7,342)	(3,556)	(29,419)	(10,433)
Net (loss) gain on foreign currency transactions	(744)	13	964	(299)
Net realized and unrealized (loss) on fuel price derivatives	(7,070)	(319)	(9,851)	(12,365)
Decrease in tax refund due to former shareholder of RD Card Holdings Australia	—	—	—	9,750
Increase in amount due under tax receivable agreement	(183)	(2,089)	(33)	(2,089)
Income before income taxes	55,896	43,548	238,400	206,183
Income taxes	22,005	14,694	90,102	109,474
Net income	33,891	28,854	148,298	96,709
Less: Net earnings from noncontrolling interests	(577)	(199)	(910)	(213)
Net earnings attributable to WEX Inc.	34,468	29,053	149,208	96,922
Net earnings attributable to WEX Inc. per share:
Basic	$0.88	$0.75	$3.83	$2.50
Diluted	$0.88	$0.74	$3.82	$2.48
Weighted average common shares outstanding:
Basic	38,983	38,862	38,946	38,840
Diluted	39,103	39,091	39,103	39,092

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)
	December 31,
	2013	2012
		(As Adjusted)
Assets
Cash and cash equivalents	$361,486	$197,662
Accounts receivable (less reserve for credit losses of $10,396 in 2013 and $11,709 in 2012)	1,712,061	1,556,275
Available-for-sale securities	15,963	16,350
Property, equipment and capitalized software, net	72,277	60,097
Deferred income taxes, net	88,965	121,007
Goodwill	818,402	847,986
Other intangible assets, net	208,997	241,950
Other assets	154,892	90,538
Total assets	$3,433,043	$3,131,865
Liabilities and Stockholders' Equity
Accounts payable	$512,878	$527,838
Accrued expenses	92,335	67,419
Income taxes payable	16,066	10,038
Deposits	1,088,930	890,345
Borrowed federal funds	—	48,400
Revolving line-of-credit facilities and term loan	285,000	621,000
Deferred income taxes, net	14,293	18,407
Notes outstanding	400,000	—
Amount due under tax receivable agreement	77,785	86,550
Fuel price derivatives, at fair value	7,358	1,729
Other liabilities	16,372	20,546
Total liabilities	2,511,017	2,292,272
Commitments and contingencies
Redeemable noncontrolling interest	18,729	21,662
Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,901 in 2013 and 42,586 in 2012 shares issued; 38,987 in 2013 and 38,908 in 2012 shares outstanding	429	426
Additional paid-in capital	168,891	162,470
Noncontrolling interest	519	—
Retained earnings	879,519	730,311
Accumulated other comprehensive income	(15,495)	37,379
Treasury stock at cost; 4,007 shares in 2013 and 3,766 shares in 2012	(130,566)	(112,655)
Total stockholders' equity	903,297	817,931
Total liabilities and stockholders' equity	$3,433,043	$3,131,865

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Earnings Fourth Quarter and Full Year Ended 2013 and 2012 (in thousands) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Total adjusted net income WEX Inc.	$44,077	$41,843	$173,867	$158,524
Unrealized (losses) gains on fuel price derivatives	(6,862)	116	(5,628)	(1,724)
Amortization of acquired intangible assets	(8,583)	(7,987)	(33,147)	(23,468)
Goodwill impairment	—	(1,337)	—	(17,508)
Deferred loan costs associated with the extinguishment of debt	—	—	(1,004)	—
Change in tax refund due to former shareholders of RD Card Holdings Australia	—	—	—	9,750
Non-cash adjustment related to the tax receivable agreement	(183)	(2,089)	(33)	(2,089)
Other adjustments related to Fleet One acquisition	—	(10,550)	658	(10,550)
Net earnings attributable to noncontrolling interest	472	228	1,443	305
Tax impact	5,547	8,829	13,052	(16,318)
Net earnings attributable to WEX Inc.	$34,468	$29,053	$149,208	$96,922

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles as well as the goodwill impairment, deferred loan costs associated with the extinguishment of debt, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to noncontrolling interest. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles as well as the goodwill impairment, deferred loan costs associated with the extinguishment of debt, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to noncontrolling interest have no impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

Exhibit 2 Selected Non-Financial Metrics
	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	72,962	76,578	73,797	68,742	70,091
Gallons per payment processing transaction	23.2	22.7	22.8	22.8	22.7
Payment processing gallons of fuel (000s)	1,691,884	1,737,069	1,684,050	1,567,230	1,592,347
Average US fuel price (US$ / gallon)	$3.54	$3.70	$3.70	$3.76	$3.74
Average Australian fuel price (US$ / gallon)	$5.30	$5.30	$5.23	$5.75	$5.82
Payment processing $ of fuel (000s)	$6,112,394	$6,542,052	$6,330,221	$6,011,767	$6,083,379
Net payment processing rate	1.40%	1.40%	1.40%	1.38%	1.40%
Fleet payment processing revenue (000s)	$85,402	$91,273	$88,422	$83,194	$85,371

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$3,287,160	$3,953,513	$3,181,931	$2,635,062	$2,494,508
Net interchange rate	0.96%	0.95%	0.99%	0.96%	0.94%
Payment solutions processing revenue (000s)	$31,536	$37,349	$31,467	$25,238	$23,322

*Excludes payment processing revenue from rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Fourth Quarter and Full Year Ended 2013 and 2012 (in thousands) (unaudited)
Fleet Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Revenues
Payment processing	$85,402	$85,371	$31	—%	$348,291	$316,480	$31,811	10%
Transaction processing	4,893	4,708	185	4%	19,444	16,943	2,501	15%
Account servicing	18,876	18,250	626	3%	75,123	66,842	8,281	12%
Finance fees	16,851	14,555	2,296	16%	59,520	49,977	9,543	19%
Other	7,449	5,998	1,451	24%	25,046	20,349	4,697	23%
Total revenues	133,471	128,882	4,589	4%	527,424	470,591	56,833	12%

Other Payment Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Revenues
Payment processing	$33,674	$25,751	$7,923	31%	$133,615	$101,482	$32,133	32%
Transaction processing	1,864	2,292	(428)	(19)%	5,627	7,420	(1,793)	(24)%
Account servicing	3,500	2,627	873	33%	11,883	6,518	5,365	82%
Finance fees	1,591	1,490	101	7%	6,368	2,330	4,038	173%
Other	8,183	7,956	227	3%	32,546	34,810	(2,264)	(7)%
Total revenues	48,812	40,116	8,696	22%	190,039	152,560	37,479	25%

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com